Exhibit 24(c)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below does hereby make, constitute and appoint each of Joseph D. Emanuel, Kimberly J. Smith and William J. Evers, as his true and lawful attorney-in-fact and agent with all power and authority on his behalf to sign his name, in any and all capabilities, on Form S-3 registration statements of Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey pertaining to, but not limited to, Prudential Premier Retirement Variable Annuity X Series, Prudential Premier Retirement Variable Annuity B Series, Prudential Premier Retirement Variable Annuity L Series, Prudential Premier Retirement Variable Annuity C Series, Prudential Premier Advisor Variable Annuity Series, Prudential Premier Retirement Variable Annuity, Strategic Partners Horizon, Strategic Partners Annuity One 3, Strategic Partners Plus 3, Strategic Partners FlexElite, Discovery Select, Discovery Preferred, and Strategic Partners Select.

This grant of authority extends to any and all amendments to such registration statements, and also grants such attorneys-in-fact full power to appoint a substitute or substitutes to act hereunder with the same power and authority as said agent and attorney-in-fact would have if personally acting.

The undersigned does hereby ratify and confirm all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

The undersigned has subscribed hereunder this 7th day of July, 2014.

/s/ Bernard J. Jacob
Bernard J. Jacob
Director